Exhibit 99.1

Contact:   Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR THIRD QUARTER AND FIRST NINE MONTHS FISCAL YEAR 2007

FOREST CITY, IOWA, June 15, 2007 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s third quarter and first nine months of fiscal year 2007 ended May 26, 2007.

Revenues for the quarter were $231.7 million, an increase of 5.2 percent, compared to revenues of $220.3 million for the third quarter last fiscal year. Net income for the third quarter was $11.3 million, a decrease of 14.4 percent compared to net income of $13.2 million for the third quarter of fiscal 2006. On a diluted per share basis, the Company earned 35 cents a share for the third quarter of fiscal 2007, compared to 40 cents per diluted share for the third quarter last fiscal year.

Revenues increased 5.2 percent for the quarter due to a higher mix of Class A motor home deliveries. However, gross profit for the third quarter was negatively impacted by an increase in the mix of lower-margin motor homes in both Class A and Class C categories, as well as escalating materials and labor costs related to model year 2007 products. Net income for the third quarter was additionally impacted by increased selling expenses due to the acceleration of the Company’s Dealer Days event from the fourth quarter to the third quarter, and increased general and administrative expenses primarily as a result of increased bonus expense due to the Company achieving a portion of its incentive compensation objectives.

Revenues for the first nine months of fiscal 2007 were $632.5 million, a decrease of 4.0 percent compared to $659.0 million for the same period last fiscal year. Net income for the first nine months of fiscal 2007 was $26.7 million, a decrease of 24.6 percent compared to $35.4 million for the same period of fiscal 2006. On a diluted per share basis, the Company earned 84 cents a share for the first nine months of fiscal 2007, compared to $1.08 a share for the first nine months of fiscal 2006.

“We were pleased with the positive reaction to the introduction of our new 2008 Winnebago and Itasca products at our recent Dealer Days event in Las Vegas,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “It is our goal to increase our Class A diesel market share and I believe our new and redesigned diesel product lines will have a positive impact going forward.

“Production of our new 2008 models began in April,” said Winnebago Industries’ President Bob Olson. “We scheduled our Dealer Days event in May, a full month earlier than last year, in order to more closely align the model year production schedule with the model year introduction to our dealer partners. Moving this event into the Company’s third quarter also had a positive impact on our sales order backlog, which showed a 45 percent increase compared to the third quarter last year. Most dramatically impacted by our Dealer Days event was the sales order backlog of both our Class A gas and diesel motor homes with 1,316 units as of May 26, 2007, a 137 percent increase compared to 556 units as of May 27, 2006.”

“We believe the sales order backlog increase is due to the timing of our Dealer Days event and the acceptance of our new 2008 products at that event and not a reflection of the current market,” said Olson. Statistical Surveys, Inc., a retail reporting service for the RV industry, recently reported continued softness in the retail market, with a decrease in retail sales of Class A and C motor homes of 9.5 percent year to date through April 2007.

“We continued our long-term strategy of returning profits to our shareholders and as a result, during the Company’s third quarter ended May 26, 2007, Winnebago Industries repurchased 627,900 shares of common stock for $20.5 million,” said Hertzke. As of May 26, 2007, $1.7 million remained available under the April 12, 2006 Board of Directors common stock repurchase authorization. Winnebago Industries has repurchased 24.4 million shares of common stock for $356.8 million since December 31, 1997.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Friday, June 15, 2007. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	May 26, 2007		May 27, 2006
		%		%
Net revenues	$231,692	100.0	$220,312	100.0
Cost of goods sold	205,436	88.7	192,236	87.3
Gross profit	26,256	11.3	28,076	12.7
Operating expenses
Selling	5,511	2.4	4,536	2.1
General and administrative	6,086	2.6	5,160	2.3
Total operating expenses	11,597	5.0	9,696	4.4
Operating income	14,659	6.3	18,380	8.3
Financial income	1,799	0.8	1,418	0.7
Income before income taxes	16,458	7.1	19,798	9.0
Provision for taxes	5,205	2.2	6,641	3.0
Net income	$11,253	4.9	$13,157	6.0
Income per common share:
Basic	$0.36		$0.41
Diluted	$0.35		$0.40
Weighted average common shares outstanding
Basic	31,524		32,195
Diluted	31,761		32,496

	Nine Months Ended
	May 26, 2007		May 27, 2006
		%		%
Net revenues	$632,471	100.0	$658,992	100.0
Cost of goods sold	565,866	89.5	579,432	87.9
Gross profit	66,605	10.5	79,560	12.1
Operating expenses
Selling	14,553	2.3	13,714	2.1
General and administrative	17,893	2.8	15,493	2.4
Total operating expenses	32,446	5.1	29,207	4.5
Operating income	34,159	5.4	50,353	7.6
Financial income	4,964	0.8	3,654	0.6
Income before income taxes	39,123	6.2	54,007	8.2
Provision for taxes	12,402	2.0	18,580	2.8
Net income	$26,721	4.2	$35,427	5.4
Income per common share:
Basic	$0.85		$1.09
Diluted	$0.84		$1.08
Weighted average common shares outstanding
Basic	31,411		32,645
Diluted	31,697		32,937

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	May 26, 2007	Aug. 26, 2006
ASSETS
Current assets:
Cash and cash equivalents	$11,911	$24,934
Short-term investments	144,950	129,950
Receivables, net	22,680	20,859
Inventories	90,862	77,081
Prepaid and other	19,083	14,336
Total current assets	289,486	267,160

Property and equipment, net	52,500	56,907
Deferred income taxes	25,907	25,002
Investment in life insurance	19,754	20,814
Other assets	17,162	14,832
Total assets	$404,809	$384,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,049	$27,923
Income taxes payable	7,341	7,876
Accrued expenses	47,741	44,323
Total current liabilities	88,131	80,122

Postretirement health care and deferred compensation benefits, net of current portion	87,710	86,271
Stockholders’ equity	228,968	218,322
Total liabilities and stockholders’ equity	$404,809	$384,715

Winnebago Industries, Inc.

Unaudited Condensed Statement of Cash Flows

(In thousands)

	Nine Months Ended
	May 26, 2007	May 27, 2006
Operating activities:
Net income	$26,721	$35,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,942	7,989
Stock-based compensation	4,374	3,964
Postretirement benefit income and deferred compensation expense	1,154	958
Deferred income taxes	(6,165)	1,002
Increase in cash surrender value of life insurance policies	(585)	(780)
Excess tax benefit from stock-based compensation	(1,926)	(280)
Other	54	278
Change in assets and liabilities:
Inventories	(13,781)	32,456
Receivables and prepaid assets	(1,423)	16,030
Income taxes payable	1,391	5,113
Accounts payable and accrued expenses	8,372	(11,696)
Postretirement and deferred compensation benefits	(980)	(826)
Net cash provided by operating activities	25,148	89,635

Investing activities:
Purchases of short-term investments	(238,649)	(150,475)
Proceeds from the sale or maturity of short-term investments	223,649	118,575
Purchases of property and equipment	(3,677)	(3,193)
Other	904	315
Net cash used in investing activities	(17,773)	(34,778)

Financing activities:
Payments for purchase of common stock	(20,548)	(51,576)
Payments of cash dividends	(9,412)	(8,871)
Proceeds from issuance of treasury stock	7,636	1,245
Excess tax benefit from stock-based compensation	1,926	280
Net cash used in financing activities	(20,398)	(58,922)

Net decrease in cash and cash equivalents	(13,023)	(4,065)

Cash and cash equivalents at beginning of period	24,934	19,484

Cash and cash equivalents at end of period	$11,911	$15,419

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	May 26, 2007	May 27, 2006	Units	%
Motor home unit deliveries
Class A Gas	904	782	122	15.6
Class A Diesel	397	341	56	16.4
Total Class A	1,301	1,123	178	15.9
Class C	1,268	1,443	(175)	(12.1)
Total deliveries	2,569	2,566	3	0.1

	Nine Months Ended		Change
	May 26, 2007	May 27, 2006	Units	%
Motor home unit deliveries
Class A Gas	2,562	2,341	221	9.4
Class A Diesel	1,168	1,234	(66)	(5.3)
Total Class A	3,730	3,575	155	4.3
Class C	3,151	3,753	(602)	(16.0)
Total deliveries	6,881	7,328	(447)	(6.1)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	May 26, 2007	May 27, 2006	Units	%
Sales order backlog
Class A Gas	907	408	499	122.3
Class A Diesel	409	148	261	176.4
Total Class A	1,316	556	760	136.7
Class C	1,059	1,086	(27)	(2.5)
Total backlog*	2,375	1,642	733	44.6

Total approximate revenue dollars (in thousands)	207,569	120,950	86,619	71.6

Dealer inventory	4,604	4,881	(277)	(5.7)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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